Exhibit 3.2

AMENDMENT NO. 1
TO
AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AGREEMENT

This Amendment No. 1 to Amended and Restated Right of First Refusal Agreement (this “Amendment”) is dated as of _________ __, 2020, by and among Virtuix Holdings Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A-1 Preferred Stock (formerly designated as Series A Preferred Stock) executing this Amendment (the “Amending Investors”), and the holders of the Company’s Common Stock executing this Amendment (the “Amending Key Holders”).

R E C I T A L S:

A.             The Company, the investors in the Company’s Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A-1 Preferred Stock, and the holders of Common Stock of the Company identified as “Key Holders” therein, are parties to the Amended and Restated Right of First Refusal Agreement dated as of March 10, 2016 (the “First Refusal Agreement”); and unless otherwise defined herein, all defined terms used in this Amendment shall have the respective meanings ascribed to such terms in the First Refusal Agreement.

B.              The First Refusal Agreement provides that it may only be amended or modified by a written instrument executed by the Company, the Key Holders holding a majority of the shares of capital stock of the Company then held by all of the Key Holders, and the holders of a majority of the Common Stock of the Company issued or issuable upon the conversion of the outstanding shares of Preferred Stock held by the Investors.

C.              The Key Holders executing this Amendment hold a majority of the shares of Common Stock of the Company then held by all of the Key Holders on the date hereof; and the Amending Investors executing this Amendment hold more than a majority of the Common Stock of the Company issued or issuable upon the conversion of the then outstanding shares of Preferred Stock held by the Investors on the date hereof.

D.             On and after the date hereof, the Company intends to sell shares of its Series A-2 Preferred Stock, par value $0.001 per share, of the Company (the “Series A-2 Preferred Stock”) to new and current investors in the Company (collectively, the “Series A-2 Investors”).

E.              The parties hereto desire to amend the First Refusal Agreement by this Amendment so as to afford the Series A-2 Investors with rights of first refusal on a parity with those that have been provided to the Investors in the Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A-1 Preferred Stock of the Company under the First Refusal Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Amending Investors hereby consent and agree as follows:

1.               Amendments to Definitions.

(a)             The definition of “this Agreement”, as used throughout the First Refusal Agreement, shall mean and refer to the First Refusal Agreement as amended by this Amendment.

(b)             Section 1.9 of the First Refusal Agreement is hereby amended to read in its entirety as follows:

““Preferred Stock” means, collectively, shares of the Company’s Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A Preferred Stock; with the term “Series A Preferred Stock” meaning the Series A-1 Preferred Stock and Series A-2 Preferred Stock, together, of the Company.”

(c)             Section 1.13 of the First Refusal Agreement is hereby amended to read in its entirety as follows:

““Restated Certificate” means the Fourth Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on September __, 2020, as the same may be amended from time to time.”

2.               Amendment to Schedule A. Schedule A to the First Refusal Agreement shall be amended to include the purchasers of the Series A-2 Preferred Stock who were not parties to the First Refusal Agreement prior to the date of this Amendment. The names and addresses for notices of such purchasers will be as set forth in their respective Subscription Agreements as entered into in connection with their purchase of shares of Series A-2 Preferred Stock from the Company.

3.               Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.               Entire Agreement; No Further Amendment. Except as expressly amended hereby, the First Refusal Agreement shall remain in full force and effect in accordance with its terms. This Amendment, together with the First Refusal Agreement, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and thereof.

5.               Severability. If any provision of this Amendment is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof and of the First Refusal Agreement shall remain in full force and effect and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or unenforceability of such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Amended and Restated Right of First Refusal Agreement as of the day and year first above written.

COMPANY:

VIRTUIX HOLDINGS INC.

By:
Jan Goetgeluk,
Chief Executive Officer

AMENDING INVESTORS:

Signatures Incorporated by Reference from the Adoption Agreement Signed by the Holders of a Majority of the Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A-1 Preferred Stock that are Parties to the First Refusal Agreement.

Signatures of Holders of Series A-2 Preferred Stock Are Incorporated by Reference from the Subscription Agreements Relating to Their Purchase of Series A-2 Preferred Stock (Per Section 2 Thereof).

AMENDING KEY HOLDERS:

JAN GOETGELUK

[Signature Page to Amendment No. 1 to Amended and Restated Right of First Refusal Agreement]